------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         -----------------------------
FORM 3                                     Washington, D.C. 20549                                               OMB APPROVAL
------                                                                                                  OMB Number:       3235-0104
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      Expires:  January 31, 2005
                                                                                                        Estimated average burden
                                                                                                        hours per response......0.5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)              Pacific State Bancorp

   Kikuchi     Steven       J.                6/27/02
----------------------------------------                                ------------------------------------------------------------
   (Last)      (First)   (Middle)                                       5. Relationship of Reporting       6. If Amendment, Date of
                                                                           Person(s) to Issuer                Original
                                                                           (Check all applicable)             (Month/Day/Year)
   2028 Edgewood Dr.
----------------------------------------  ------------------------------   [X] Director    [ ] 10% Owner   7. Individual or Joint/
            (Street)                      3. IRS Identification                                               Group Filing (Check
                                             Number of Reporting           [ ] Officer     [ ] Other          Applicable Line)
                                             Person, if an entity              (give title     (Specify
   Lodi        CA          95242             (voluntary)                        below)          below)
----------------------------------------                                                                      [X] Form filed by One
   (City)       (State)     (Zip)            ###-##-####                                                          Reporting Person
                                                                                                              [ ] Form Filed By
                                                                                                                  More Than One
                                                                                                                  Reporting Person

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                                      Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                      2. Amount of Securities       3. Ownership Form:                 4. Nature of Indirect
   (Instr. 4)                                Beneficially Owned            Direct (D) or                      Beneficial Ownership
                                             (Instr. 4)                    Indirect (I)                       (Instr. 5)
                                                                           (Instr. 5)
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Common Stock                                      19,847                        D
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FORM 3 (continued)
         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Date Exercisable   3. Title and Amount of Securities   4. Conversion or   5. Ownership   6. Nature of
   Security                 and Expiration        Underlying Derivative Security      Exercise Price     Form of        Indirect
   (Instr. 4)               Date                  (Instr. 4)                          of Derivative      Derivative     Beneficial
                            (Month/Day/Year)                                          Security           Security:      Ownership
                                                                                                         Direct (D)     (Instr. 5)
                                                                                                         or Indirect
                                                                                                         (I) (Instr. 5)

                         --------------------------------------------------------
                          Date    Expiration      Title                   Amount
                          Exer-   Date                                      or
                          cisable                                         Number
                                                                        of shares
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Common Stock              4/1/98   4/1/03         Stock Options           4,000         $ 5.00                D
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 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:


                                                                               /s/ STEVEN J. KIKUCHI               June 27, 2002
                                                                               -------------------------------     -------------
                                                                               **Signature of Reporting Person         Date

*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


Last update 02/11/2002